SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 21, 2005

DIGITAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-32336	26-0081711
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

560 Mission Street, Suite 2900 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On September 21, 2005, Cary Anderson stepped down as our Vice President, Controller.

(c) On September 21, 2005, Edward F. Sham became our Vice President, Controller. Prior to joining us, Mr. Sham was Vice President and Corporate Controller of Catellus Development Corporation (Catellus). He joined Catellus in March 1998 as Corporate Assistant Controller and became Vice President and Corporate Controller in March 2004. From 1997 until 1998, Mr. Sham was a Controller of Bay Apartment Communities, Inc. (now Avalon-Bay REIT). From 1996 until 1997, Mr. Sham was Portfolio Controller of the west coast regional office of O’Connor Realty Advisors, Inc., and from 1990 until 1996, he was with the accounting firm Ernst & Young, LLP, most recently as an Audit Manager in the real estate group. Mr. Sham is 46 years old.

Pursuant to the terms of the employment letter agreement between us and Mr. Sham, Mr. Sham will receive a base salary of $170,000 per year, and will be eligible for an annual performance-based bonus. The initial minimum and maximum targets for the bonus are 50% and 75%, respectively, of base salary. In addition, the letter agreement provides that subject to the approval of the Compensation Committee or Board of Directors (which may in its discretion alter the award), and subject to the terms of our 2004 Incentive Award Plan, Mr. Sham may receive, at his election, either (i) incentive stock options to purchase 30,000 shares of our common stock at a per share exercise price equal to the fair market value of a share of our common stock on the date of grant or (ii) a number, to be determined by us, of Profits Interest Units of our operating partnership Digital Realty Trust, L.P. (as defined in the Third Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.). The letter agreement also provides that if we terminate Mr. Sham without cause, we will make severance payments to him in the form of salary continuation for six months. Mr. Sham’s right to receive the severance payments will be subject to his execution of a general release of claims against us and our subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ A. William Stein
A. William Stein Chief Financial Officer and Chief Investment Officer

Dated: September 27, 2005